EXHIBIT 10.20
KRAFT FOODS GROUP, INC.
PERFORMANCE SHARE PLAN (PSP)
([____] - [_____] Performance Cycle)
AWARD AGREEMENT
1.Grant of PSP Award.
(a)PSP Award. In consideration of the Participant’s agreement to provide services to Kraft Foods Group, Inc., a corporation organized under the laws of the Commonwealth of Virginia (the “Company”), or to any entity that directly or indirectly through one or more intermediaries controls or is controlled by the Company (the “Affiliate”), and, as applicable, in consideration for the Participant’s assent to the non-competition and non-solicitation covenants provided in the attached Appendix A hereto, and for other good and valuable consideration, the Company hereby grants as of the date set forth in the PSP Award Notice (the “Notice”) to the Participant named in the Notice (the “Participant”) a PSP Award with respect to the Performance Cycle set forth in the Notice, subject to the terms and provisions of the Notice, this PSP Award Agreement, including any appendices (this “Agreement”), and the Company’s 2012 Performance Incentive Plan, as amended from time to time (the “2012 Plan”). Unless and until the PSP Award becomes payable in the manner set forth in Section 4 hereof, the Participant shall have no right to payment of the PSP Award. Prior to payment of the PSP Award, the PSP Award shall represent an unsecured obligation of the Company, payable (if at all) from the general assets of the Company.
(b)2012 Plan.
(i)Incorporation of Terms and Conditions. The PSP Award and this Agreement are subject to the terms and conditions of the 2012 Plan, which are incorporated herein by reference. In the event of any inconsistency between the 2012 Plan and this Agreement, the terms of the 2012 Plan shall control.
(ii)Performance Criteria. The Committee, in its sole discretion, shall have the authority to determine, establish and adjust Performance Cycles, establish the applicable Performance Goals, adjust the applicable Performance Goals, certify the attainment of Performance Goals, and determine whether the PSP Award is intended to qualify as Qualified Performance Based-Compensation pursuant to the terms of the 2012 Plan. Furthermore, the Committee shall have the authority to take such actions as it may, in its sole discretion, deem necessary to ensure that the PSP Award meets the requirements of Code Section 162(m) (including any amendments thereto) and any Treasury Regulations or rulings issued thereunder, subject to the terms of the 2012 Plan.
2.Definitions. All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the 2012 Plan and the Notice. The following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a)
“Covered Employee” means a Participant who is, or could be at any time during the period in which the PSP Award is outstanding, a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(b)	“Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the 2012 Plan.

(c)	“Early Retirement” means retirement from active employment other than Normal Retirement, as determined by the Committee, in its sole discretion.

(d)	“GAAP” means U.S. generally accepted accounting principles.

(e)
“PSP Award Share Payout” means an amount equal to the (i) the PSP Award Target, divided by (ii) the Fair Market Value of a share of Common Stock on the annual stock grant date, rounded up to the next whole share of Common Stock, and multiplied by (iii) the Performance Goal Attainment Factor, and, in the case of a Participant who terminates employment before the last day of the Performance Cycle, multiplied by (iv) the Participation Period Factor.

(f)
“PSP Award Target” means an amount equal to (i) a percentage of the Participant’s Long-Term Incentive Target (ii) a percentage of a performance incentive pool established by the Committee, or (iii) a combination of the formulations set forth in clauses (i) and (ii) above.

(g)
“Maximum Goal Factor” means a percentage established by the Committee with respect to a PSP Award and Performance Cycle, and representing the maximum percentage that may be determined to have been attained as a Performance Goal Attainment Factor. In the case of PSP Awards that are intended to constitute Qualified Performance-Based Compensation, the Maximum Goal Factor shall be established at the same time the related Performance Goals are established.

(h)
“Normal Retirement” means retirement from active employment under a pension plan of the Company or an Affiliate, on or after the date specified as normal retirement age in the pension plan, if any, under which the Participant is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan become payable without reduction for early commencement and without any requirement of a particular period of prior service), or, for a Participant who is not accruing benefits under any pension plan, 65 or such other age as determined by the Committee in its sole discretion to be considered “Normal Retirement.”

(i)	“Participant’s Long-Term Incentive Target” means a dollar value established by the Company.

(j)
“Participation Period Factor” means a fraction, the numerator of which is the number of months (including partial months, rounded up to the next whole month) the Participant was actively employed with the Company (or an Affiliate) during the Performance Cycle and the denominator of which is the number of months (including partial months, rounded up to the next whole month) in the Performance Cycle. The Committee, in its sole discretion, may adjust the Participation Period Factor.

(k)
“Performance Goal Attainment Factor” means a percentage ranging from 0% to the Maximum Goal Factor representing the rate at which the Performance Goals have been attained as determined by the Committee.

(l)
“Qualified Performance-Based Compensation” means any compensation awarded to a Covered Employee that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

3.Vesting and Forfeiture.
(a)Vesting. The PSP Award shall become payable to the extent the Performance Goals are attained, as determined by the Committee in accordance with the provisions of the 2012 Plan and the terms of this Agreement, subject to Section 3(b) below.
(b)Forfeiture. Except as provided herein, if the Participant has not been continuously and actively employed with the Company (or an Affiliate) from the date of the Notice through the last day of the applicable Performance Cycle, the PSP Award shall thereupon be forfeited immediately and without any further action by the Company. For purposes of the preceding sentence, a Participant will not be considered to be continuously and actively employed with the Company (or an Affiliate) once he or she has stopped providing services, notwithstanding any notice period mandated under the employment laws of the country where the Participant resides (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws of the country where the Participant resides), unless otherwise determined by the Company on a country-by-country basis. The Committee shall have the exclusive discretion to determine when a Participant is no longer actively employed for purposes of the PSP Award, subject to compliance with Section 409A of the Code.
(i)Death/Disability. In the event of a Participant’s death or termination of the Participant’s active employment with the Company (or an Affiliate) as a result of the Participant’s Disability, in each case, during the first year following the commencement of a Performance Cycle, the Participant shall forfeit any rights under the PSP Award to which the Performance Cycle relates. In the event of a Participant’s death or termination of the Participant’s active employment with the Company (or an Affiliate) as a result of the Participant’s Disability, in each case, after the first year following the commencement of a Performance Cycle, the PSP Award shall be payable calculated based on a Performance Goal Attainment Factor equal to 100%, subject to compliance with the payment timing provisions set forth in Section 4 hereof, prorated by applying the Participant’s Participation Period Factor.

(ii)Retirement. In the event a Participant’s active employment with the Company (or an Affiliate) terminates prior to the last date of the applicable Performance Cycle as a result of the Participant’s Early Retirement or Normal Retirement, if the Committee in its sole discretion so determines:
(A)If the PSP Award is not intended to qualify as Qualified Performance-Based Compensation, the Participant shall receive a prorated portion of the PSP Award that is calculated based on a Performance Goal Attainment Factor equal to 100% or such other percentage specified by the Company, or, to the extent the retirement occurs in the third calendar year of the Performance Cycle, the percentage may also be based on actual attainment of the Performance Goals, in each case, subject to compliance with the payment timing provisions set forth in Section 4 hereof, prorated by applying the Participant’s Participation Period Factor;
(B)If the PSP Award is intended to qualify as Qualified Performance-Based Compensation, the Participant shall receive a prorated portion of the PSP Award payable upon actual attainment of the Performance Goals in satisfaction of the conditions set forth herein, subject to compliance with the payment and timing provisions set forth in Section 4 hereof, prorated by applying the Participant’s Participation Period Factor.
If the Company determines that there has been a legal judgment and/or legal development in the jurisdiction where the Participant resides that results in the favorable treatment on Early or Normal Retirement described in this Section being deemed unlawful and/or discriminatory, then the Company will not apply such favorable treatment, and the Participant’s right to the PSP Award will be treated as it would under the first sentence of this Section 3(b).
(iii)Anything to the contrary in this Section 3(b) notwithstanding, the Committee may, in its sole discretion, provide for full or partial payment of the PSP Award upon termination of a Participant’s active employment for any reason prior to the completion of a Performance Cycle to which a PSP Award relates; provided that the Committee shall not exercise such discretion if doing so would cause other PSP Awards that are intended to qualify as Qualified Performance-Based Compensation not to qualify.
4.Payment.
(a)Form and Time of Payment.
(i)PSP Award Payment. Subject to the terms of the 2012 Plan and this Agreement, any PSP Award that becomes payable in accordance with this Agreement shall be made in whole shares of Common Stock, which shall be issued in book-entry form, registered in the Participant’s name. In the event the PSP Award Share Payout results in less than a whole number of shares of Common Stock, the PSP Award Share Payout shall be rounded up to the next whole share of Common Stock (no fractional shares of Common Stock shall be issued in payment of a PSP Award). Any shares of Common Stock issued in respect of a PSP Award Share Payout shall be issued pursuant to the terms and conditions of the 2012 Plan and shall reduce the number of shares available for issuance thereunder.
(ii)Dividends. The PSP Award payment shall include the total amount of dividends paid on each share of Common Stock having a record date during the period beginning on first day of the Performance Cycle and ending on the earlier of the last day of the Performance Cycle or the date of payment of the Award, multiplied by the number of shares of Common Stock issued in respect of the PSP Award. The amount in respect of such dividends shall be paid in shares of Common Stock, rounded down to result in a whole number of shares.
(iii)Payment Timing. Except as otherwise provided in Section 4(a)(iii)(A) or (B) or Section 21 hereof, the PSP Award payment shall be made as soon as practicable following the date the PSP Award becomes payable in accordance with Section 3 hereof, but in any event no later than March 15 of the taxable year following the end of the Performance Cycle.
(A)Death; Disability Termination Payments. A PSP Award that becomes payable under Section 3(b)(i) hereof in connection with a Participant’s death or termination resulting from Disability shall be paid within 75 days following the Participant’s death or termination of employment, as applicable, but in any event no later than March 15 of the taxable year following the year of death or termination from Disability.
(B)Retirement. A PSP Award that becomes payable under Section 3(b)(ii) hereof in connection with a Participant’s Early Retirement or Normal Retirement shall be paid, (1) in the event the PSP Award Share Payout is calculated based on a specified Performance Goal Attainment Factor equal to 100% or another specified percentage, within 75 days following the date of termination, but in any event no later than March 15 of the taxable year following the year of retirement, and (2) in the event the PSP Award Share Payout is calculated based on actual attainment of the Performance Goals, at same time that the PSP Award Share Payout is paid to all other Participants in accordance with the first sentence of this Section 4(a)(iii).
(b)Conditions to Payment of PSP Award. Notwithstanding any other provision of this Agreement:
(i)The PSP Award shall not become payable to the Participant or his or her legal representative unless and until the Participant or his or her legal representative shall have satisfied all applicable withholding obligations for Tax-Related Items (as defined in Section 5 below), if any, in accordance with Section 5 hereof.
(ii)The Company shall not be required to issue or deliver any shares of Common Stock in payment of the PSP Award prior to the fulfillment of all of the following conditions: (A) the admission of the Common Stock to listing on all stock exchanges on which the Common Stock is then listed, (B) the completion of any registration or other qualification of the Common Stock under any state or federal law or under rulings or regulations of the Commission or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, or if the offering of the Common Stock is not so registered, a determination by the Company that the issuance of the Common Stock would be exempt from any such registration or qualification requirements, (C) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (D) the lapse of any such reasonable period of time following the date the PSP Award becomes payable as the Committee may from time to time establish for reasons of administrative convenience, subject to compliance with Section 409A of the Code.
5.Withholding Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the 2012 Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. Furthermore, the Participant acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSP Award, including, but not limited to, the grant, vesting, or payment of this PSP Award or the subsequent sale of shares of Common Stock issued in payment of the PSP Award; and (b) do not commit to and are under no obligation to structure the terms of the grant of the PSP Award or any aspect of the Participant’s participation in the 2012 Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. If the Participant becomes subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.
The Company is authorized to satisfy the withholding for any or all Tax-Related Items arising from the granting, vesting, or payment of the PSP Award or sale of shares of Common Stock issued pursuant to the PSP Award, as the case may be, by deducting the number of shares of Common Stock having an aggregate value equal to the amount of Tax-Related Items withholding due from a PSP Award Share Payout or otherwise becoming subject to current taxation. If the Company satisfies the Tax-Related Items obligation by withholding a number of shares of Common Stock as described herein, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Common Stock due to the Participant at vesting, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of such Tax-Related Items withholding.
The Company is also authorized to satisfy the actual Tax-Related Items withholding arising from the granting, vesting or payment of this PSP Award, the sale of shares of Common Stock issued pursuant to the PSP Award or hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of the vested PSP Award by the Participant. Such open-market sale is on the Participant’s behalf and at the Participant’s direction pursuant to this authorization.
Furthermore, the Company and/or the Employer are authorized to satisfy the Tax-Related Items withholding arising from the granting, vesting, or payment of this PSP Award, or sale of shares issued pursuant to the PSP Award, as the case may be, by withholding from the Participant’s wages, or other cash compensation paid to the Participant by the Company and/or the Employer.

If the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Participant may elect the form of withholding in advance of any Tax-Related Items withholding event, and in the absence of the Participant’s election, the Company will deduct the number of shares of Common Stock having an aggregate value equal to the amount of Tax-Related Items withholding due from the PSP Award Share Payout, or the Committee may determine that a particular method be used to satisfy any Tax Related Items withholding.
Shares of Common Stock deducted from the payment of this PSP Award in satisfaction of Tax-Related Items withholding shall be valued at the Fair Market Value of the Common Stock received in payment of the vested PSP Award on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Participant under applicable tax laws. The Company may refuse to issue or deliver the Common Stock if the Participant fails to comply with his or her Tax-Related Items obligations. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts (in accordance with Section 13(d) of the 2012 Plan) or other applicable withholding rates.
The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold that cannot be satisfied by the means previously described. If the Participant is covered by a Company tax equalization policy, the Participant also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.
6.Nature of Grant. By participating in the 2012 Plan and in exchange for receiving the PSP Award, the Participant acknowledges, understands and agrees that:
(a)the 2012 Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the 2012 Plan;
(b)the grant of the PSP Award is voluntary and occasional and does not create any contractual or other right to receive future grants of PSP Awards, or benefits in lieu of PSP Awards, even if PSP Awards have been granted repeatedly in the past;
(c)all decisions with respect to future PSP Award grants, if any, will be at the sole discretion of the Board of Directors of the Company or the Committee;
(d)the Participant is voluntarily participating in the 2012 Plan;
(e)the PSP Award and any shares of Common Stock subject to the PSP Award are not part of or included in any calculation of severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Affiliate;
(f)the PSP Award grant will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;
(g)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(h)the PSP Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically determined by the Company in its discretion, to have the PSP Award or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and
(i)for Participants who reside outside the U.S., the following additional provisions shall apply:
(i)the PSP Award and the shares of Common Stock subject to the PSP Award are not intended to replace any pension rights or compensation;
(ii)the PSP Award and the shares of Common Stock subject to the PSP Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and are outside the scope of the Participant’s employment or service contract, if any;

(iii)the PSP Award and the shares of Common Stock subject to the PSP Award are not part of normal compensation or salary from the Employer and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate of the Company;
(iv)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSP Award resulting from failure to reach Performance Goals or termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of any employment laws in the country where the Participant resides or later found to be invalid), and in consideration of the grant of the PSP Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the 2012 Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(v)neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSP Award, any shares of Common Stock paid to the Participant or any proceeds resulting from the Participant’s sale of such shares.
7.Data Privacy. By participating in the 2012 Plan and in exchange for receiving the PSP Award, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PSP Award grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s receipt of the PSP Award.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSP Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the PSP Award (“Data”).
The Participant understands that Data will be transferred to UBS Financial Services (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the PSP Award. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the PSP Award to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the PSP Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s receipt of the PSP Award. If the Participant resides outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to receive the PSP Award. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
8.Nontransferability of PSP Award. The PSP Award or the interests or rights therein may not be transferred in any manner other than by will or by the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, in violation of the provisions herein, the PSP Award shall immediately become null and void and any rights to receive a payment under the PSP Award shall be forfeited.

9.Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock issuable hereunder unless and until certificates representing such Common Stock (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the Common Stock and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Common Stock.
10.Repayment/Forfeiture. Any payments or benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, rules promulgated by the Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Common Stock is listed or traded, as may be in effect from time to time as well as any policy relating to the repayment or forfeiture of compensation that the Company may adopt from time-to-time.
11.Restrictions on Resale. The Participant hereby agrees not to sell any shares of Common Stock issued in payment of the PSP Award at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as the Participant’s employment continues and for such period of time after the termination of the Participant’s employment as the Company may specify.
12.Adjustments. Subject to Section 162(m) of the Code, the Performance Goals, as well as the manner in which the PSP Award payment is calculated is subject to adjustment in the Committee’s sole discretion and the Performance Goal Adjustment Section of the Notice. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.
13.NO GUARANTEE OF CONTINUED EMPLOYMENT. THE PARTICIPANT HEREBY ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PSP AWARD PURSUANT TO THE PROVISIONS OF THIS AGREEMENT IS EARNED ONLY IF THE PERFORMANCE GOALS ARE ATTAINED AND THE OTHER TERMS AND CONDITIONS SET FORTH HEREIN ARE SATISFIED AND BY THE PARTICIPANT CONTINUING TO BE EMPLOYED (SUBJECT TO THE PROVISIONS OF SECTION 3(b) HEREOF) AT THE WILL OF THE COMPANY OR AN AFFILIATE (AND NOT THROUGH THE ACT OF BEING EMPLOYED BY THE COMPANY OR AN AFFILIATE, BEING GRANTED A PSP AWARD, OR RECEIVING COMMON STOCK HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE RIGHT TO EARN A PAYMENT UNDER THE PSP AWARD SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT DURING THE PERFORMANCE CYCLE, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR AN AFFILIATE TO TERMINATE THE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE, AND IN ACCORDANCE WITH APPLICABLE EMPLOYMENT LAWS OF THE COUNTRY WHERE THE PARTICIPANT RESIDES.
14.Entire Agreement: Governing Law. The Notice, the 2012 Plan, and this Agreement, including any appendices, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except as provided in the Notice, the 2012 Plan or this Agreement or by means of a writing signed by the Company and the Participant. Nothing in the Notice, the 2012 Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the 2012 Plan and this Agreement are to be construed in accordance with and governed by the substantive laws of the Commonwealth of Virginia, U.S.A., without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the substantive laws of the Commonwealth of Virginia to the rights and duties of the parties. Unless otherwise provided in the Notice, the 2012 Plan or this Agreement, the Participant is deemed to submit to the exclusive jurisdiction of the Commonwealth of Virginia, U.S.A., and agrees that such litigation shall be conducted in the courts of Henrico County, Virginia, or the federal courts for the United States for the Eastern District of Virginia, where this grant is made and/or to be performed.
15.Conformity to Securities Laws. The Participant acknowledges that the Notice, the 2012 Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Notice, the 2012 Plan and this Agreement shall be administered, and the PSP Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Notice, the 2012 Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
16.Administration and Interpretation. The PSP Award, the vesting of the PSP Award and any payment of the PSP Award are subject to, and shall be administered in accordance with, the provisions of this Agreement, as the same may be amended from time to time. Any question or dispute regarding the administration or interpretation of the Notice, the 2012 Plan and this Agreement shall be submitted by the Participant or by the Company to the Committee. The resolution of such question or dispute by the Committee shall be final and binding on all persons.
17.Headings. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the PSP Award for construction or interpretation.
18.Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other part.
19.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assign.
20.Severability. Whenever feasible, each provision of the Notice, this Agreement, and the 2012 Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision in the Notice, 2012 Plan or this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Notice, the 2012 Plan or this Agreement.
21.Code Section 409A. This PSP Award is intended to be exempt from or to comply with Section 409A of the Code and shall be interpreted, operated and administered in a manner consistent with such intent. To the extent this Agreement provides for the PSP Award to become vested and be settled upon the Participant’s termination of employment, the applicable shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the PSP Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares shall be transferred to the Participant or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death.
This Agreement may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Agreement shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the PSP Award granted hereunder, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to the Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.
22.No Advice Regarding PSP Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s acquisition or sale of any shares of Common Stock issued in payment of the PSP Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors before taking any action related to the PSP Award.
23.Language. If the Participant has received this Agreement or any other document related to the 2012 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

24.Appendix B. Notwithstanding any provisions in this Agreement, the PSP Award grant shall be subject to any special terms and conditions set forth in Appendix B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with laws in the country where the Participant resides regarding the issuance of shares of Common Stock, or to facilitate the administration of the PSP Award. Appendix B constitutes part of this Agreement.
25.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future PSP Awards by electronic means or to request the Participant’s consent to participate in the 2012 Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the 2012 Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
26.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the 2012 Plan or on the PSP Award and on any shares of Common Stock issued in payment of the PSP Award, to the extent the Company determines it is necessary or advisable in order to comply with laws in the country where the Participant resides regarding the issuance of shares of Common Stock, or to facilitate the administration of the PSP Award, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, this Agreement has been duly executed as of __________, _____.
KRAFT FOODS GROUP, INC.

APPENDIX A

NON-COMPETITION AND NON-SOLICITATION COVENANTS
APPLICABLE TO CERTAIN EMPLOYEES

I.	APPLICATION
This Appendix A includes additional terms and conditions that govern Participants who accept a PSP Award and are, as of the date set forth in the PSP Award Notice, designated in Salary Band G or above. Therefore, by accepting a PSP Award under the 2012 Plan, a Salary Band G or above Participant will be agreeing to comply with the restrictive covenants and other provisions set forth below.

II.	RESTRICTIVE COVENANTS
(a)Acknowledgements. In exchange for receiving the PSP Award, Participant acknowledges and agrees that the services to be rendered by Participant to the Company will be of a special character having a unique value to the Company, and that, as a result of Participant’s role and position within the Company, Participant will be provided with specialized training and given access to, or be responsible for the development of, some of the Company’s most sensitive confidential information, the disclosure and use of which would be harmful if used for the benefit of the Company’s competitors. Participant recognizes that the Company’s relationships with the customers, suppliers, licensees, licensors, vendors, consultants, and independent contractors (collectively, “Partners”) with which Participant serves or has contact, and with other employees, is special and unique, based upon the development and maintenance of goodwill resulting from the Partners’, and other employees’ contacts with the Company and its employees, including Participant. Participant also recognizes that the Company’s relationship with other employees, is special and unique, based upon the development, maintenance, and provision of training, opportunities, and goodwill by the Company and its employees, including Participant. Participant further acknowledges the Company’s ongoing substantial investment of time, money, and other resources to recruit, train, equip, and retain talented individuals, including Participant, promotes the business goodwill of the Company by fostering productive, long-term relationships between the Company and its employees. As a result of Participant’s position and Participant’s Partners, and employee contacts, Participant recognizes that Participant will gain valuable information about (i) the Company’s most sensitive and valuable confidential information, (ii) the Company’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) the Company’s relationships with its customers, their buying habits, special needs, and purchasing policies, (iv) the Company’s relationships with its suppliers, their pricing habits, and purchasing policies, (v) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (vi) the skills, capabilities and other employment-related information relating to the Company employees, and (vii) and other matters of which Participant would not otherwise know and that is not otherwise readily available. Such knowledge is essential to the business of the Company and Participant recognizes that it would be harmful if used for the benefit of the Company’s competitors. Participant acknowledges and agrees that any injury to the Company’s Partner, or employee relationships, the loss of those relationships, or the inevitable disclosure of Company confidential information to a competitor would cause irreparable harm to the Company. Participant recognizes that during a period following termination of Participant’s employment, the Company is entitled to protection from Participant’s use of Company confidential information and the Partner, and employee relationships with which Participant has been entrusted by the Company during Participant’s employment. Participant acknowledges and agrees that due to the nature of Participant’s role within the Company and the Company confidential information to which Participant will have access, Participant’s employment with a competitor in the same or substantially the same capacity in which Participant was employed by the Company will inevitably result in the disclosure of the Company’s most sensitive confidential information. Participant also recognizes that if Participant’s employment terminates, the Company will be required to rebuild the Partner, and employee relationships with which Participant has been entrusted by the Company during Participant’s employment. Participant also recognizes that merely limiting the Partners, and employees Participant can solicit after termination will not be sufficient to protect the Company’s legitimate business interests.
(b)Non-Competition and Non-Solicitation Obligations. Therefore, in exchange for receiving the PSP Award, the Participant hereby explicitly agrees that, during the Participant’s employment and for a period of 12 months following the termination of the Participant’s employment with the Company for any reason, including termination by the Company with or without cause, the Participant will not, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, directly or indirectly:
i.Engage in any business activities within the same line or lines of business for which the Participant performed services for the Company and in a capacity that is similar to the capacity in which the Participant w as employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry anywhere within North America.
ii.Solicit, assist in the solicitation of, or accept any business (other than on behalf of the Company) from any customer who, during the two (2) years immediately preceding the Participant's termination, had been assigned to the Participant by the Company, or any customer with which the Participant had contact on behalf of the Company while an employee of the Company, or any customer about which the Participant had access to confidential information by virtue of the Participant's employment with the Company; or disclose to any person, firm, association, corporation or business entity of any kind the names or addresses of any such customer; or directly or indirectly in any way request, suggest or advise any such customer or any suppliers, licensees, licensors, vendors, consultants, and independent contractors with which the Participant had contact on behalf of the Company to withdraw or cancel any of their business or refuse to continue to do business with the Company. This paragraph shall apply only where the customer is solicited to purchase a service or product that competes with the services or products offered by the Company.
iii.Cause, solicit, induce, or encourage any individual who was an employee of the Company at the time of, or within 6 months prior to, the Participant’s termination, to terminate or reject their employment with the Company or to seek or accept employment with any other entity, including but not limited to a competitor, supplier, customer or client of the Company, nor shall the Participant cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce, or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee.
(c)Reasonableness of Restrictions. The Participant acknowledges and agrees that, given the Company’s operations, the geographic restrictions contained in the above restrictions are reasonable to protect the Company’s interests. The Participant acknowledges and agrees that the length of the time periods applicable to the restrictive covenants set forth in this Section II are appropriate and reasonable, in view of the nature of the Company’s business and Participant’s employment with the Company and knowledge of its business. The Participant acknowledges and agrees that the Participant carefully considered the terms of this Agreement, including the covenants set forth in this Section II, and acknowledges that if this Agreement is enforced according to its terms, the Participant will be able to earn a reasonable living in commercial activities unrelated to the Company in locations satisfactory to the Participant. The Participant also acknowledges that the restrictive covenants set forth in this Section II are a vital part of and intrinsic to the ongoing operations of the Company, in light of the nature of the business and the Participant’s unique position, skills, and knowledge with and of the Company. Notwithstanding the foregoing, if any provision or portion of this Section II or its subparts is held to be unenforceable because of the scope, duration, territory, or terms thereof, the Participant agrees that the court making such determination shall have the power to reduce the scope, duration, territory and/or terms of such provision, and to delete specific words or phrases in such provision, so that the provision is enforceable by the court, and such provision as amended shall be enforced by the court.
(d)Direct or Indirect Violations. The Participant acknowledges and agrees that the Participant will be in violation of Section II if the Participant engages in any or all of the activities set forth in this Section II directly as an individual, or indirectly for, through, or with assistance from, any other person or entity, whether as partner, joint venturer, employee, agent, salesperson, employee, officer, manager and/or director of any person or entity, or as an equity holder of any person or entity in which the Participant or the Participant’s spouse, child, or parent owns, directly or indirectly, any of the outstanding equity interests.
(e)Tolling of Covenants. The Participant acknowledges and agrees that that if it is judicially determined that the Participant has violated any of the Participant’s obligations under Section II, then the period applicable to each obligation that the Participant has been determined to have violated shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.
(f)Remedies. The Participant acknowledges and agrees that, in the event of a breach or threatened breach of the Participant’s obligations under this Section II (including all subparts), irreparable injury would be caused to the Company, for which the Company would have an inadequate remedy at law. The Participant therefore agrees that, in addition to and without limitation of any rights that the Company may otherwise have, at law or in equity, the Company shall have the right to temporary, preliminary, and permanent injunctive relief against the Participant in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law. The Participant also agrees that the

Company is entitled to its reasonable attorneys’ fees and costs incurred in enforcing the restrictive covenants contained in this Agreement or successfully prosecuting or defending any action under this Agreement. Furthermore, no bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement the Participant hereby specifically and expressly waives).

III.	RECOUPMENT OF PROCEEDS
If the Participant violates any agreement between the Participant and the Company or its Affiliates with respect to non-competition, non-solicitation, confidentiality, or protection of trade secrets (or similar provision regarding intellectual property), including Section II of this Appendix A: the Company shall have the right, at its discretion, (i) to recoup any PSP Award Share Payout made in the 12 months preceding either (A) the date on which the Company first became aware of such violation or (B) the date of the Participant’s termination of employment; and (ii) if the Participant has sold any portion of the PSP Award Share Payout made in the 12 months preceding either (A) the date on which the Company first became aware of such violation or (B) the date of the Participant’s termination of employment, to require the Participant to immediately remit a cash payment to the Company equal to the gross proceeds of such sale. The remedy provided by this Section III shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Participant under any statute, regulation or Company policy, as in effect from time to time, relating to the forfeiture or recoupment of compensation.
The Participant further agrees that by accepting the PSP Award, the Participant authorizes the Company and its affiliates to deduct any amount or amounts owed by the Participant pursuant to this Section III from any amounts payable by or on behalf of the Company or any Affiliate to the Participant, including, without limitation, any amount payable to the Participant as salary, wages, vacation pay, bonus or the settlement of the PSP Award or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Participant shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Participant or any other remedy.

APPENDIX B
ADDITIONAL TERMS AND CONDITIONS OF THE
PSP AWARD AGREEMENT
TERMS AND CONDITIONS
This Appendix B includes additional terms and conditions that govern the PSP Award granted to the Participant under the 2012 Plan if he or she resides in one of the countries listed below at the time of grant. Certain capitalized terms used but not defined in this Appendix B have the meanings set forth in the 2012 Plan and/or the PSP Award Agreement (the “Agreement”).
NOTIFICATIONS
This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the 2012 Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of February 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of his or her participation in the 2012 Plan because the information may be out of date at the time the Participant vests in the PSP Award or sells shares of Common Stock acquired under the Agreement.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the PSP Award is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
CANADA
TERMS AND CONDITIONS
Time and Form of Payment. PSP Awards granted to employees resident in Canada shall be paid in shares of Common Stock only.
Termination of Employment Before Vesting Date. This provision supplements Section 3 of the Agreement:
Unless otherwise determined by the Committee, the Participant shall not be considered actively employed during any notice period or period of pay in lieu of such notice required under any applicable law, including Canadian provincial employment law (including but not limited to statutory law, regulatory law and/or common law), or under any employment agreement. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed and the Termination Date for purposes of this Agreement.
The following provisions apply for Employees employed in Quebec:
Data Privacy Notice and Consent. This provision supplements Section 7 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives, to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the 2012 Plan. The Participant further authorizes the Company and any Affiliate and the administrator of the 2012 Plan to disclose and discuss the 2012 Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in his or her employee file.

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix B, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
NOTIFICATIONS
Securities Law Information. Upon issuance of the shares of Common Stock subject to the Agreement, the Participant is permitted to sell shares of Common Stock acquired under the Agreement through the designated broker appointed under the 2012 Plan, if any, provided that the sale of shares takes place outside of Canada through the facilities of a stock exchange on which the shares are listed (i.e., the NASDAQ Global Select Market).